EXHIBIT 99.1

Frederick’s of Hollywood Group Inc. Completes Debt Exchange and
Preferred Stock Conversion Transaction
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Company Expects to Regain Compliance with NYSE Amex
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New York, New York – May 19, 2010 — Frederick’s of Hollywood Group Inc. (NYSE Amex: FOH) (“Company”) today announced that it has successfully completed the previously announced Debt Exchange and Preferred Stock Conversion Agreement with accounts and funds managed by and/or affiliated with Fursa Alternative Strategies LLC (“Fursa”), the former holders of the Company’s Tranche C debt and Series A preferred stock, as well as one of the Company’s largest common shareholders.  At the closing, the Company issued to Fursa 8,664,373 shares of common stock, and warrants to purchase 1,500,000 shares of common stock upon exchange of approximately $14.3 million of outstanding Tranche C debt and accrued interest, and conversion of approximately $8.8 million of Series A preferred stock, including accrued dividends, at an effective price of approximately $2.66 per share.

As a result of the transaction, which was approved by the Company’s shareholders at its Annual Meeting held on May 12, 2010, the balance sheet effect was an increase to shareholders’ equity of approximately $23.1 million, which the Company believes will allow it to regain compliance with the NYSE Amex minimum shareholders’ equity requirements.

“Successfully completing this transaction is a major step in implementing our turnaround strategy and we are excited to move forward as we continue to strengthen our balance sheet, build shareholder equity, and revitalize the Frederick’s of Hollywood brand on a global scale,” stated Thomas Lynch, the Company’s Chairman and Chief Executive Officer. “We look forward to regaining compliance with the NYSE Amex and once again would like to thank both our shareholders and Fursa for working with us as we continue to focus our efforts on the path to profitability.”

Forward Looking Statement
Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties.  These statements are based on management’s current expectations or beliefs.  Actual results may vary materially from those expressed or implied by the statements herein.  Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; large variations in sales volume with significant customers; addition or loss of significant customers; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; foreign government regulations and risks of doing business abroad; and the other risks that are described from time to time in Frederick’s of Hollywood Group Inc.’s SEC reports.  Frederick’s of Hollywood Group Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.
Frederick’s of Hollywood Group Inc. conducts its business through its multi-channel retail division and wholesale division.  Through our multi-channel retail division, we primarily sell women’s intimate apparel and related products under our proprietary Frederick’s of Hollywood® brand through 127 specialty retail stores nationwide, our world-famous catalog and an online shop at www.fredericks.com.  With its exclusive product offerings including Seduction by Frederick’s of Hollywood and the Hollywood Extreme Cleavage® bra, Frederick’s of Hollywood is the Original Sex Symbol®.  Through our wholesale division, we design, manufacture, source, distribute and sell women’s intimate apparel throughout the United States and Canada.

Our press releases and financial reports can be accessed on our corporate website at www.fohgroup.com.
This release is available on the KCSA Strategic Communications Web site at www.kcsa.com.

CONTACT:
Frederick’s of Hollywood Group Inc.
Thomas Rende, CFO
(212) 798-4700

Investor Contacts:
Todd Fromer / Garth Russell
KCSA Strategic Communications
212-896-1215 / 212-896-1250
tfromer@kcsa.com / grussell@kcsa.com